Exhibit 99.1

Rovi and AT&T Agree To Seven-Year Renewal and Expansion of License Agreement

Santa Clara, Calif., December 23, 2015 — Rovi Corporation (NASDAQ: ROVI) today announced that Rovi has renewed its patent license agreement with AT&T, the world’s leading provider of premium TV entertainment. The comprehensive seven-year agreement provides AT&T worldwide access to Rovi’s best-in-class entertainment discovery patent portfolio. The deal also extends the existing product agreements between the companies.

“For years, Rovi’s intellectual property has enabled some of the world’s top pay-TV providers to deliver advanced entertainment discovery experiences to viewers across the globe,” said Tom Carson, president and CEO, Rovi. “Our long-term patent license renewal with AT&T is another testament to Rovi’s market leading innovation in advancing consumers’ ability to discover, engage and enjoy entertainment content on multiple screens.”

Rovi’s patents help consumers navigate content across multiple screens and devices. With more than 5,000 issued or pending patents worldwide, Rovi’s extensive entertainment discovery patent portfolio covers a wide range of digital entertainment capabilities including interactive program guides, search and recommendations that enable personalized entertainment across linear, recorded and on-demand content, and multi-screen experiences.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The company’s pioneering guides, metadata and recommendations continue to drive program search and navigation on millions of devices across the globe. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. Rovi holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

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For more information, contact:

Stacey Hurwitz

Rovi Corporation

+1 (617) 710-9171

Stacey.Hurwitz@rovicorp.com